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The following are excerpts of remarks relating to the proposed merger of The Williams Companies, Inc. (“Williams”) and Williams Partners L.P. (“WPZ”) presented during the Analyst Day jointly held by Williams and WPZ on May 13, 2015 and made available for replay starting May 14, 2015. References to slides relate to the presentation filed pursuant to Rule 425 by Williams on May 13, 2015, which is incorporated herein by reference in its entirety. Excerpts from the question-and-answer portions of the meeting are also included throughout the remarks.

Remarks from Analyst Day on May 13, 2015:

John Porter - Williams and Williams Partners L.P. - IR Director

Well, good morning and welcome to the 2015 Williams and Williams Partners analyst day. I am John Porter. I lead Investor Relations for the Company. It’s great to have you guys here today and joining us over the webcast. It’s an exciting time for the Company. We’ve got some important information to share about our businesses today and our continued strong growth outlook.

I did want to mention, as I’m sure most of you know, we did file a release this morning detailing a very important strategic transaction for Williams where Williams will be buying in the public equity that’s outstanding on Williams Partners. We also announced a significant dividend increase beginning in the third quarter of 2015, and extended our dividend guidance through 2020. There are some other important details in that release as well.

We did put a supplemental slide deck on our website this morning as well. You can find that in the analyst day section on the website. For those in the room, we’re going to print hardcopies and have those out here around lunchtime, and Don Chappel, our CFO, will speak to that deck when he speaks later this afternoon. Alan will have a few brief remarks related to the transaction in his opening here in a moment as well.

So with that, I’ll go ahead and get started today with our President and CEO, Alan Armstrong. Thanks for being here. Hope you have a great day.

Alan Armstrong - Williams and Williams Partners L.P. - President, CEO

Thanks, John, and good morning everyone. Really glad to have everybody here today. And I have a very genuine smile on my face today as we completed I think what is a fantastic transaction for us, and really simplifying and really being — positioning us to extend the duration of the great growth trajectory we’ve got in front of us. So today, you’re going to hear from our leadership team about really I think the very best growth platform in this industry by far and one that we have a very, very clear and identified growth trajectory on. We know exactly where that growth is coming from, and we have stuck with our strategy around connecting the best natural gas supplies to the very best markets and we think that is really delivering for us, so you’re going to hear a lot of detail about that today. But we couldn’t be more excited about where we are, and the transaction we just got done.

And I will just say a few words on the transaction this morning, and then of course Don will follow up today with quite a bit of detail around that. So, you’ve all got the statistics out there, a pretty impressive financial move for the Company in terms of driving both very strong accretion, which is equating into higher growth in our dividend, and really, importantly, an extension in our dividend capability as we get the benefits of both lower cost of capital, great tax benefits and extending those tax benefits, and combining that with what we are seeing as continued expansion in the portfolio of opportunities as we are really starting to see the demand side of the natural gas market really start to grow for us. So really couldn’t be more excited about what is out there in front of us.

And as you will see, not only have we extended the guidance through 2018, and you will be seeing some of that detail today, but in addition to that, we also are being able to extend our expected growth dividend into 2020 with that 10% to 15% growth trajectory continuing. And you will see a continued growth in our coverage as well on the cash available for dividend coverage at the WMB level. So really bounce to us being able to take back cash flows that was going out the door in the way of what was being distributed in partnership units. We think we’ve combined that at a lower cost of capital at Williams, and it results in both very strong accretion, greater than 10% accretion, better coverage and better extension of that dividend growth.

But I think, importantly, not just is the transaction important for us, a lot of simplification that comes our way, a lot easier story to tell and really takes some of what would become a lot of jockeying between the IDR waivers at the GP level, it gets a very pure and simple story. And importantly to me, what really let’s shine through the tremendous amount of growth that we’ve got in our business really shine through in a very simple way in terms of increasing dividends for the WMB shareholders.

So with that, I’m going to get into the presentation. You’ll see a few bleary-eyed folks on the team here today after a pretty big sprint here over the weekend and the last couple of days of getting this transaction done, and I really appreciate the extraordinary efforts by our team in getting that done. So this presentation, as you’ll see today, was designed without this transaction being done. The one supplement you’ll see to that is in Don’s presentation, but the rest of them you’ll see were done without us having the knowledge that we would get that transaction finished.

[ . . . ]

Now, you can probably just throw this page away because, when Don gets up here today, he’s going to show you how we’ve expanded that again. In 2015, that $2.38 will go up to $2.56. And then about a 20% increase over that versus our earlier 2015 guidance in 2016, so it’s another 20% growth there.

You will also see, on the right-hand side, you’ll also see our cash coverage in 2015 and beyond continues to expand. And that goes from about 1.12 up to almost 1.2 in the 2018 period. So higher growth rate on dividend and better coverage.

[ . . . ]

John Dearborn - The Williams Companies, Inc. - Senior Vice President

Thank you very much, John, and well, that is a hard act to follow. Here you have got John and Jim talking about this exciting basin that they are working in, one of the most prolific basins here in North America delivering gas as it is.

Before that, we had Bob talking about the integration of Access into Williams and how well that is going, how well it fits. And, of course, the day starts with Alan standing up here and saying we’re going to restructure the whole corporation here in the earth shattering way that he did. So I’m going to try and do my best between now and lunch to do my part. And it is with that that I am very pleased to stand here before everyone and report the continued good news that Geismar is operational. It has been operating for about the last six weeks, and it continues to operate quite well. And I’m going to bring quite a bit more color to that in a few moments. But that is where the plant is today.

[ . . .. ]

Don Chappel - The Williams Companies, Inc. - CFO and SVP

Good afternoon. Thanks for spending the day with us, and I’ll run through these slides fairly quickly and try to leave as much time for questions as we can. So I’m going to hit some of the old slides that are in the book. Not so old, but a little older than the news we announced this morning, and then we’ll go to the news of the day.

So I want to jump through these because they are a little less relevant now, but I did want to mention we’ve presented this slide before, but again I’d like to highlight the fact that during this three-year horizon that we painted here, 2015 to 2017, we expect more than 88% of our revenue to come from fee-based business. And you can see the breakout here, with 29% of that from regulated gas pipelines, I’ve already described that, that long-term contracts with take-or-pay arrangements. So very, very solid revenues and margins on that.

[ . . . ]

[ . . . ]

And I will note that the deal that we announced this morning came together fairly late, relative to this meeting. We weren’t sure we were going to both be able to pull it along across the line before the meeting, so we had to publish a book that did not include that transaction that we described this morning.

So we’ve had some supplemental materials posted on our website, available here today. I’m sure you picked those up, but that was kind of the explanation of why we have two sets of materials. Because again, that transaction was just finally agreed yesterday and until it was agreed we just didn’t have opportunity to publish it.

So, this is a transaction we’re very excited about. We think it’s going to create tremendous value for Williams investors and it’s already creating value for Williams investors as well as WPZ investors and I’ll speak about that here as we march forward.

So again, we announced the transaction this morning, where Williams will buy all of the public outstanding units of WPZ, and will do so for stock, 100% stock for those outstanding units. And the transaction was valued at about $13.8 billion based on yesterday’s close. The value of the transaction is up somewhat today.

The exchange ratio that we agreed to was 1.115 Williams share for every WPZ unit. The exchange ratio implied by that was about 14.5% based on a 10-day average closing price or 12.6% based on the 20-day average closing price of WPZ. The premium relative to yesterday’s close was somewhat higher, as WPZ traded off relative to Williams in the days right before we finalized the deal and made the announcement.

But nonetheless, a very attractive transaction for us and one that we’re really excited about. And we think it’s beneficial both to the WPZ unitholder and to the Williams shareholder.

Again, a $13.8 billion transaction based on the closing price preannouncement. That’s up quite a bit since announcement. It will be a taxable transaction to WPZ unitholders, and it will provide a step up in tax basis to Williams and significant reduction in future cash taxes. More about that to come. The transaction was approved by the WPZ Conflicts Committee, which is comprised entirely of independent directors that have no affiliation with Williams, and they engaged their own legal and financial advisors and very independently scrutinized the transaction. We negotiated with them and we reached an agreement with them yesterday and we signed a merger agreement.

The transaction was then approved by the WPZ Board as well as the Williams Board. And in connection with the closing of that transaction, we announced our plan to boost the third quarter 2015 dividend to $0.64. The second-quarter dividend was at $0.58. Our plan was $0.60 for the third quarter, so that’s up about 6.7%. And that annualizes at $2.56, so nice increase in the dividend that we think was certainly supported by this transaction as well and, importantly, we increased our dividend guidance for 2018 — excuse me, 2016, to $2.85, up about 6.5% from our prior guidance for 2016. And as well, the benefits of the transaction allowed us to extend our view on our dividend growth and extend the 10% to 15% dividend growth rate all the way through 2020.

Felt that that was a nice round number to stop at there, but again, given the kind of opportunity set that we have and now with a substantially lower cost of capital, the kind of coverage we have, we think that’s a high level of confidence about our ability to do that.

We structured the transaction to maintain the strong credit metrics and credit ratings. And in fact all the agencies came out with a very supportive commentary, and we would expect when we close the transaction that Williams will be rated mid-triple, stable, by all three agencies — BBB stable by S&P and Fitch, and BAA2 stable by Moody’s. And I think they all published notes this morning indicating their ratings outlook for Williams, post-transaction.

We targeted those ratings because we think it’s important as a large-scale infrastructure company with the kind of capital needs that we have and particularly be able to access the market in a very reliable, low-cost way, whether the financial markets are turbulent or stable. And we did the all-equity transaction with WPZ in order to achieve those ratings goals.

As well, we’ll have some equity needs. We had some equity needs at WPZ before the transaction. We’ll have some equity needs now at Williams in 2015-2016. The amount of equity is, I’d say, relatively modest relative to the market cap of the Company, and we believe it can be satisfied either entirely or primarily through a new Williams ATM program.

And I think you’ve seen from an example at Kinder how powerful C Corp ATM programs can be. And we certainly don’t have an appetite today to that level, but nonetheless a very powerful tool for us, given the capability of the C Corp ATM program with a company that has as much trading volume as Williams.

So, let’s talk about some of the more specific value for investors. Again, we come out with a significant increase in cash available for dividend, something in excess of 10% for the three-year period 2015 through 2017. Coverage is also up nicely from more than 1.1 times in 2016 to nearly 1.2 times by 2018. Again, provides a significant amount of excess cash flow to reinvest in the business therefore reducing equity requirements, as well as reducing risk around our dividend increase.

Moving on, the transaction enabled us to extend the duration of our high dividend growth. Again, looking at 10% to 15% growth rate in the dividend through 2020 now, that we previously guided to 2017. And again we now expect that 10% to 15% growth rate all the way through 2020. We have an enhanced growth profile as a result of this lower cost of capital and the incentive — the absence of incentive distribution rights, which were a nice benefit to Williams but really increased the cost of capital at WPZ, and that was really our capital raising vehicle in a prior form. Taking that away makes the cost of capital that much better, quite a bit better, which we think will drive even greater value.

The good news is we had projects that had very attractive returns and I think the cost of equity capital didn’t really get in the way of capturing that organic growth, but we think that the sharply lower cost of capital we’ll enjoy as Williams in this simplified C Corp. form will provide even greater spread between return on capital and cost of capital, and enable us to be even more competitive, relative to our competition.

Just to move on here again. Simplified organizational structure. I’ve got a slide on that in a moment, but it’s a beautiful thing in terms of simplicity on a relative basis, and we certainly created a lot of the complexity and we enjoyed many of the benefits of it over the years. But nonetheless the simplicity is something that I think will be appreciated by investors who — most of you in this room understand the MLP C Corp. parent structure very well, but certainly there’s a lot of investors on the fringe that would like to come into the stock but they are a little bit baffled by structure. So I think that will be helpful in terms of the way we trade as well as in managing the business.

We expect some modest synergies. We’ve only modeled $5 million a year. We think the synergies are likely something more than that. It’s largely the elimination of some public company costs and related costs.

Again, we’re targeting something in the range of $84 billion enterprise value, and we will talk about that in a moment, how we get to that number and $5.4 billion of EBITDA in 2016. We’re targeting debt to EBITDA in the low to mid 4s. Something that allows us to achieve and hold those mid-BBB ratings.

And again, that will eliminate the structural subordination between WPZ and Williams as well as — and I’d just note that there were some questions regarding guarantees. There will be cross guarantees between Williams and WPZ. The interstate pipelines, Transco, Northwest, will not be involved in the cross guarantees, so their debt will remain independent. And I think that’s a point of differentiation that debt holders in those two securities will appreciate.

We received a large step-up and the step is growing from what we presented here. We estimated a $6 billion step-up that would generate $2.1 billion of cash tax savings to be realized over about 15 years. We wouldn’t expect to actually utilize any of that until about 2019 or perhaps 2020 because we’re not currently a cash tax payer.

I think we’ve explained that to this audience before as we certainly weren’t a big cash tax payer in the near term as a result of a high level accelerating depreciation from the major investments we’ve made, as well as the cash tax benefits resulting from the Access acquisition. But this provides even more cash tax deferral benefits that will provide a shield for many, many years. And again, we don’t expect to utilize much of that until 2019 at the earliest.

In terms of WPZ, I think you can see on the screen how WPZ has reacted today, and obviously investors are excited about the transaction. Again, I talked to the premium, kind of a midteens premium based on the 10- and 20-day closing prices. Something more based on yesterday, given the fact that Williams outperformed WPZ here over the last week or so. Again, PZ went ex-dividend. Williams doesn’t go ex-dividend for another week or 10 days, so again that spread widened I think a bit when PZ went ex-dividend.

Moving on to the additional upside. Again, we expect to be able to move that dividend up nicely and we’ll have a little bit more on that here in just a moment, and the coverage is very stout with more than 1.1 times growing to 1.2 times by 2018. We expect a valuation uplift. We’re seeing some of that today. We believe that we’ll see more of that as the transaction closes and investors broadly get to have a great appreciation for the benefits of this transaction.

Let’s turn the page here to structure and you can see the existing structure on the left. We’re pretty happy and proud of that structure, and we actually like the structure with Williams as the GP parent of an MLP with all the IDRs that we enjoy.

However, the burden of those IDRs to WPZ was getting to a level that was causing WPZ’s cost of capital to get to a point where the spread between WMB and WPZ was too wide, and it was time for us to do something about it. And that’s what we announced this morning, such that we’ll have, one, a simplified capital structure; two, a much lower cost of equity capital and higher cash available for dividends and ability to boost of the dividend, maintain our credit ratings.

So on the right you can see here Williams’ much simplified corporate structure, one that we think again will attract a broader base of investors. I think investors will enjoy the enhanced liquidity, relative to what they enjoyed within a partnership like WPZ’s. So we had a lot of liquidity in PZ, but obviously at times that liquidity was more challenged then we would expect it to be, given the multiple that Williams trades that. A much higher volume of trading at Williams, relative to WPZ and, therefore, much greater liquidity for investors. And we think again that’s a real plus in terms of our valuation.

To get down to some really important metrics here again, accretive — significantly accretive to Williams’ dividend per share, cash available for dividend. And this graphic here is on the dividend per share. You can see on the left there, our second quarter dividend at $0.59, moving up to $0.64 relative to our prior guidance of $0.60. And then in the fourth quarter, moving up to $0.66 versus our prior guidance of $0.61. So, big increase here in the second half of this year, leads us right into 2016.

You can see our track record on the right. We’ve had some amazing increases in the dividend over the last several years, and our 2015 guidance was at $2.38 and now we’re looking at $2.47, with the third quarter actually annualizing at $2.56. And then, 2016 at $2.85 versus our prior $2.68.

And if I look at 2014 just versus 2019, just over the course of several years we more than doubled the dividend. That’s a pretty amazing growth rate while building coverage at the same time, and still having a tremendous amount of runway for high growth in the future. So, really excited about the growth in the cash available for dividend and what that does for our ability to pay the dividend while also growing coverage.

Here we go. So, let’s talk a little bit about valuation. This slide depicts, first on the top, enterprise value. The Williams pro forma is a forecast, and that’s based on some of the math we see down below, but you can see one of the largest energy infrastructure companies. Behind Kinder Morgan in terms of size; kind of tied there, more or less, too close to call for second, third, and fourth, just in terms of scale.

But importantly Williams would have the highest long-term growth rate on this chart. So, there are some with higher growth rates, but I think among this chart you’ll see that we have the highest long-term growth rate.

So, we’re calibrating in terms of our dividend yield at about 4% to 4.5% and that’s based on the peer set to the right. You can see the first couple of peers. Kinder Morgan and [Energy Transfer] own their assets now directly versus through any structure, as does Magellan. So we think those are pretty good peers from a structure standpoint. Energy infrastructure assets, large cap, and own their assets directly.

We’ve got a couple of other peers here: Enbridge, TransCan, and Spectra. They have a bit more structure involved, but nonetheless large-cap companies with very similar infrastructure assets.

To the left there, you can see the expected dividend growth rate at 10% to 15% for Williams. And as you move across the page you can see a couple at that general level, but I don’t think you’ll see any that extend that growth rate at that level out to 2020.

So I think as we look through this we get pretty excited about our valuation opportunity. And as well, I’d like to point out that the debt to EBITDA that you see down at the bottom, we’re doing this really without applying a significant amount of leverage. So really holding the leverage constant to achieve our goals.

So we’re growing that cash available for dividend by more than 10% a year, growing the coverage, and holding our credit metrics steady at a very attractive sub-4.5 times by 2016. So again, we think that this risk/reward profile is very, very attractive and that Williams and Williams investors should be rewarded nicely by the market for the investment opportunity that we’ve described for you here today.

Let’s look at our cash available for dividend guidance calculation over the next several years. We ran this out through 2018, despite the fact that we’re expecting continued dividend growth of 10% to 15% through 2020. But through 2018, we provided some of the details here. The adjusted EBITDA came right out of our prior guidance, so these aren’t new numbers. These are the midpoints of our guidance.

You can see the maintenance capital. We combined some of the corporate CapEx with what was traditionally the WPZ maintenance capital, deducting out some of the noncontrolling interests related to some of the joint ventures that we’re involved in. Back out interest expense and then a very low level of cash taxes, and again we expect those cash tax benefits to continue for an extended period of time in light of a heavy investment level, accelerated depreciation, benefits from Access, and now benefits from this WPZ buy-in.

So, that yields both a coverage greater than 1.1 times in 2016 growing to nearly 1.2 times by 2018, and a very significant increase in the dividend on a per-share basis to $2.85, which is up 15.6%. And then, growing at 12.5% a year, kind of the midpoint of that 10% to 15% range.

So again, we think this is a very exciting investment opportunity, driven by great fundamentals in the business. And then I think this financial restructuring will drive even greater value, not just today but over years to come.

Finally, a couple of comments on timing. We would expect to complete and file the initial S-4 filing with the SEC during the month of June. We would then work through SEC comments. That would go effective. We’d have a mailing to Williams shareholders and then a shareholder vote and closing in the third quarter of 2015.

There’s no risk around the WPZ vote because Williams has majority of the votes, so the outcome of the WPZ vote is already known.

So that wraps up my commentary. Again, a very exciting transaction, very exciting underlying business that we spent a lot of time talking about today. But couldn’t be more excited about the opportunities I had. So with that, let’s take some questions. Craig?

QUESTION AND ANSWER

[ . . . ]

Unidentified Audience Member

Thanks. Don, two questions. First on taxes. The way this is presented on the $6 billion is, I think, conservative relative to how Kinder Morgan presented it originally when they announced their rollup strategy. I just want to get clear on this. If I understand it, this is the amount of tax — it’s a difference between your estimated public basis and what you are paying, so that’s what the public will have — capital gains, and then you’ll get the step-up. But the fact that the public has a higher original tax basis than the retained units at MB, it’s kind of lost in the shuffle here. In other words, on an all-in blended basis, you’ll have more tax shield than just the step-up. Am I saying that correct?

Don Chappel - The Williams Companies, Inc. - CFO and SVP

No, I don’t think that’s correct. I think the step-up is the tax benefits that we will get. So, here we have estimated a $6 billion tax step-up. WPZ traded up significantly today, so that tax step is going to grow more or less proportionate to what we saw in the market today, so we’re going to see quite a bit more. So it’s closer to $7 billion than $6 million today, and we’ll see where that is when we actually get to closing. So the $2.1 billion based on today’s trading would move up pretty nicely.

So that’s incremental cash tax benefits, and again we’re not a cash tax payer, US federal cash tax payer in 2015, 2016, and 2017, pursuant to our current views on the future. And I think we previously disclosed we had an expected cash tax rate in 2018 and 2019 of 4%. So now we’re going to [buy in] these units, so we’re going to have some additional income, so obviously with additional income comes additional potential taxes. This will shield a significant amount of that, but really as we approach 2020, I would expect that we’ll have nearly $2 billion of still available cash tax benefits that we’ll enjoy over the period 2020 and beyond.

Unidentified Audience Member

And second question, I don’t know if Alan wants to chime in on it, but are you all for the foreseeable future now committed to the C Corp. structure? Or given the opportunity to acquire a GP for a very mature, accretive transaction — GP for an existing MLP, would you pursue that and possibly go back to that kind of structure two or three years down the road?

Don Chappel - The Williams Companies, Inc. - CFO and SVP

I’d say, one, we’re real excited about our current — our planned structure and what we announced today. Having said that, though, we certainly believe in the benefits of the structure that we have currently, had previously, but with an underlying MLP that enjoys an advantaged cost of capital and then the parent enjoys some amazing growth through its incentive distribution rights.

So, we just got to the point in the cycle where perhaps the GP burden and other factors was causing the LP yield to be at a level that was less attractive — still obviously very powerful, but not nearly as powerful as it was, when the LP yields were quite a bit lower.

So, that could argue for another MLP either being created or acquired in the future. But if we were to do so, I think the goal would be to target either creation or acquisition of an MLP that had a relatively low cost of capital and would make it worth our while. Yes?

Shneur Gershuni - UBS - Analyst

Hi. Shneur Gershuni with UBS. I guess I have two questions. The first one is with respect to the timing. I was wondering if there’s any NPV that’s been given up on the tax shield by doing this today versus waiting two or three years so that you’d be able to extend the accelerated depreciation beyond — it seems you are overlapping with the GIP deal. I was wondering if you can talk to that. Does it create NOLs that you’d be able to carry as a result? I was just wondering if you can give us some color about the timing today versus waiting a year or two.

Don Chappel - The Williams Companies, Inc. - CFO and SVP

Yes, the PV of the tax shield is — obviously, we didn’t need the tax deferral all over the next couple of years. However, we thought there were other benefits that were — outweighed the potential of waiting. And that really related to seizing opportunities today, really funding our organic growth and potential M&A with a much more attractive combination of debt and equity than we might enjoy, absent this transaction.

So, rather than wait with WPZ — and I’ll just use it with a 7% yield for many years, potentially. The loss of some of the opportunity set or the fact that the cost of capital is going to be quite a bit higher during that period require a significant amount of IDR waivers on incremental opportunities. We just felt that it was more timely to act today than to wait.

Shneur Gershuni - UBS - Analyst

Great. And a follow-up question. In your slide, you just mentioned that the cash available for dividends, there’s a 10% accretion benefit by doing this deal. I imagine that’s a function of the fact that the existing WPZ unitholders will effectively be receiving less cash on a go-forward basis as WMB shareholders. Is there a plan to pay all of that out going forward or do you plan to retain some of that cash benefit to help fund the capital projects?

Alan Armstrong - Williams and Williams Partners L.P. - President, CEO

Yes, Shneur, I would say yes, we are. We paid a premium to buy in the WPZ units, or will pay a premium when we close. The WPZ unitholders will enjoy the benefits of that premium. They’ll enjoy the benefits of the dividend increase that we announced today. We expect they’ll enjoy the uplift in Williams stock, so will enjoy all those things.

But they will have a tax bill to pay and they will have a lower cash dividend than they had a cash distribution. But we think that that turns around within a year or two.

So, we think all in all that’s a net positive. In terms — again, this is all built into a pretty complex model, but at the bottom it spits out more than 1.1 times coverage up to 1.2 times coverage by 2018.

All that excess cash flow would be reinvested in the business and we think it’s a pretty big pile of excess cash flow in light of the scale of the Company and the scale of the planned dividends. So again, that would all be reinvested in the Company, and I think that certainly creates even more value in the future. Does that answer your question?

Shneur Gershuni - UBS - Analyst

It does, thank you.

Don Chappel - The Williams Companies, Inc. - CFO and SVP

Any other questions?

Unidentified Audience Member

Hi. Just wanted to follow up on the why now question. I guess recent commentary suggested that maybe waiting a little bit for the structure to work itself out. Did anything transpire recently that changed your mind that now is the time to do it? Or just any thoughts there.

Don Chappel - The Williams Companies, Inc. - CFO and SVP

Yes, I would say — obviously, we are well aware of the opportunity. We’d studied it for a while. I would say we looked forward to the WPZ-ACMP merger in February as being an event that would cause a re-rating of WPZ. We designed that to have robust coverage. Then the world changed when oil prices got cut in half and NGL prices dropped, as you saw. The coverage evaporated, at least in this year. Planned coverage moved back up next year, but nonetheless a pretty big game-changer there. And so, we were very hopeful that WPZ would trade at a much more attractive level.

But given how much the world changed and the effects of that that we found ourselves here with WPZ with a 7%-ish yield. So, that’s something that we really couldn’t test until after the merger closed. So the merger closed in February, expect a little time for that to season.

But we hadn’t really seen the improvement, and I think that’s largely as a result of the changing landscape in commodities and felt that it was a good time to take another look at it. So, I would say that that’s probably what’s changed the most here is the fact that WPZ’s yield didn’t tighten the way we would have expected this time last year.

Unidentified Audience Member

That makes sense. And then, just a follow-up there. With a lower cost of capital, does this increase your opportunity set of what you could go after now that you have this improved cost of capital? Or how do you think about that?

Alan Armstrong - Williams and Williams Partners L.P. - President, CEO

Well, I would say that — I think we always had the relatively low cost of capital at Williams. We exercised that with the Access acquisition. We bought Access using Williams currency, so we exercised it there. But the day-to-day currency that we plan to use and would use for organic growth is really WPZ. And that WPZ cost of equity was relatively high.

So, we are already able to be opportunistic using the Williams currency but I will call it the organic growth was expected to be through WPZ with a relatively high cost.

So I think it’s mostly about driving a lower cost of equity into the WP — well, what was formerly the organic growth of the Company and enhancing valuation through higher and extended cash available for dividend and dividends. So I think that’s the big thing. Obviously with Williams being able to increase its dividend, enhance its valuation, lower its yield, that too is a real positive I’ll say for M&A, but that wasn’t job number one.

Unidentified Audience Member

Okay. I just wanted to make sure I understood one of your takeaways, and obviously every investor’s tax position is different. It’s worse for a long-term holder than a more recent acquirer of WPZ because they have much more deferred income to be recaptured and a bigger tax bite and everything. But putting that all aside and the impact of that, is it fair to take away from one of your earlier comments that you guys have crunched some numbers and looking at what the growth profile of the yield would have been on WPZ as a standalone company — starting at 7% and growing how you saw it growing, longer term maybe even in the public models that you shared with us in the past — compared to the new WMB — that within a couple of years, forgetting about the other tax bite and impact to cash flow, that your annual cash flow being a new WMB holder two, three years in a row, is going to be equal to if not higher than where you would’ve been if the old structure and ownership of WPZ had stayed in place?

Don Chappel - The Williams Companies, Inc. - CFO and SVP

Yes, it does turn around because of significant higher growth rate, that 10% to 15% at Williams, versus something that was more 9%-ish at the partnership. So again, I think the shareholders, the unit holders today are seeing an immediate, very sharp uplift. But I think from a cash standpoint as well it will turn around in a period of time and there will be, I’m sure, a lot written on that subject. In the back?

Unidentified Audience Member

(inaudible - microphone inaccessible)

Don Chappel - The Williams Companies, Inc. - CFO and SVP

The question is, does the parent have a tax hit? No. The parent has only tax benefits. It’s a beautiful thing. It looks like questions are slowing down. I think I’m going turn it back to Alan. I will be around as the meeting wraps up for questions, or I can team up with Alan here to take any additional questions.

Alan Armstrong - Williams and Williams Partners L.P. - President, CEO

[ . . . ]

So, I really like where our strategy is today. Appreciate everybody being here today. Very excited about the transaction and the very sustainable trajectory that this puts us on for growth.

[ . . . ]

Important Information:

This document or communication includes information about an agreement for the acquisition by The Williams Companies, Inc. of all publicly held common units of Williams Partners L.P. Williams and Williams Partners security holders are urged to read the joint solicitation statement/prospectus regarding the proposed transaction when it becomes available because it will contain important information. Investors will be able to obtain a free copy of the joint solicitation statement/prospectus, as well as other filings containing information about the proposed transaction, without charge, at the Securities and Exchange Commission’s (the “SEC”) internet site (http://www.sec.gov). Copies of the joint solicitation statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint solicitation statement/prospectus can also be obtained, without charge, by directing a request either to The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172, Attention: Investor Relations or to Williams Partners L.P., One Williams Center, Tulsa, Oklahoma 74172, Attention: Investor Relations.

The respective directors and executive officers of Williams and Williams Partners may be deemed to be “participants” (as defined in Schedule 14A under the Securities Exchange Act of 1934, as amended) in respect of the proposed transaction. Information about Williams’ directors and executive officers is available in Williams’ annual report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 25, 2015. Information about Williams Partners’ directors and executive officers is available in WPZ’s annual report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on February 25, 2015. Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint solicitation statement/prospectus and other relevant materials to be filed with the SEC when they become available.

This document or communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

The reports, filings, and other public announcements of The Williams Companies, Inc. (Williams) and Williams Partners L.P. (WPZ) may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in service date” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	The closing, expected timing, and benefits of the proposed merger of WPZ and SCMS LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Williams (the “Proposed Merger”);

•	Expected levels of cash distributions by WPZ with respect to general partner interests, incentive distribution rights, and limited partner interests;

•	The levels of dividends to Williams stockholders;

•	Our expected financial results following the Proposed Merger;

•	Future credit ratings of Williams and WPZ;

•	Amounts and nature of future capital expenditures;

•	Expansion and growth of our business and operations;

•	Financial condition and liquidity;

•	Business strategy;

•	Cash flow from operations or results of operations;

•	Seasonality of certain business components;

•	Natural gas, natural gas liquids, and olefins prices, supply, and demand; and

•	Demand for our services.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this presentation. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	Satisfaction of the conditions to the completion of the Proposed Merger, including approval by Williams stockholders;

•	Whether WPZ will produce sufficient cash flows to provide the level of cash distributions we expect;

•	Whether Williams is able to pay current and expected levels of dividends;

•	Availability of supplies, market demand, and volatility of prices;

•	Inflation, interest rates, and fluctuation in foreign exchange rates and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on customers and suppliers);

•	The strength and financial resources of our competitors and the effects of competition;

•	Whether we are able to successfully identify, evaluate and execute investment opportunities;

•	Our ability to acquire new businesses and assets and successfully integrate those operations and assets into our existing businesses as well as successfully expand our facilities;

•	Development of alternative energy sources;

•	The impact of operational and developmental hazards and unforeseen interruptions;

•	Costs of, changes in, or the results of laws, government regulations (including safety and environmental regulations), environmental liabilities, litigation, and rate proceedings;

•	Williams’ costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•	WPZ’s allocated costs for defined benefit pension plans and other postretirement benefit plans sponsored by its affiliates;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risk of our customers and counterparties;

•	Risks related to financing, including restrictions stemming from debt agreements, future changes in credit ratings as determined by nationally-recognized credit rating agencies and the availability and cost of capital;

•	The amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

•	Risks associated with weather and natural phenomena, including climate conditions;

•	Acts of terrorism, including cybersecurity threats and related disruptions; and

•	Additional risks described in our filings with the Securities and Exchange Commission (SEC).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this presentation. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Investors are urged to closely consider the disclosures and risk factors in Williams’ and WPZ’s annual reports on Form 10-K each filed with the SEC on Feb. 25, 2015, and each of our respective quarterly reports on Form 10-Q available from our offices or websites at www.williams.com and investor.williams.com.